EXHIBIT 3.9
CERTIFICATE OF MERGER
STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANY
INTO A
DOMESTIC CORPORATION
Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:
FIRST: The name of the corporation is Sanmina Corporation, a Delaware corporation (the “Company”), and the name of the limited liability company being merged into the Company is Saratoga Speed, LLC, a Delaware limited liability company (the “LLC”).
SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging LLC.
THIRD: The name of the surviving corporation is Sanmina Corporation (the “Surviving Corporation”).
FOURTH: The Agreement and Plan of Merger is on file at 2700 N. First Street, San Jose, California 95134, the place of business of the Surviving Corporation.
FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.
SIXTH: The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer, on the 3rd day of October, 2016.
SANMINA CORPORATION

By:     /s/ Christopher K. Sadeghian
Name: Christopher K. Sadeghian
Title: Secretary
Sanmina - Certificate of Merger (Saratoga Speed Rollup)_(palib2_8215903_1)